EXHIBIT 16.01


                 Letter re change in Certifying Accountant






































[Letterhead]






November 29, 2001

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Novamex USA Ltd. and, under the date of January 19, 2001, we reported on the financial statements of Novamex USA Ltd. as of and for the years ended June 30, 2000 and 1999. On September 11, 2001, our appointment as principal accountants was terminated. We have read Novamex USA Ltd's statements included under Item 4 of its Form 8-K dated September 11, 2001, and we agree with such statements except that we are not in a position to agree or disagree with Novamex USA Ltd's statement that Samson Belair Deloitte & Touche was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Novamex USA Ltd's financial statements nor are we not in a position to agree or disagree with Novamex USA Ltd's statement that the change was recommended by the Company's Chief Executive Officer and approved by the Company's Board of Directors.

Very truly yours,

/s/ KPMG LLP
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KPMG LLP